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                            CONSENT OF INDEPENDENT AUDITOR




     We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to the Registration Statement (Form N-1A Nos. 2-15893, 811-00749) of our reports dated January 16, 1998 and December 1, 1997 on the financial statements and the per share data and ratios of Stonebridge Growth Fund, Inc. and Stonebridge Aggressive Growth Fund, Inc., respectively, incorporated herein by reference and to the reference made to us under the caption "Financial Highlights" in the Prospectus and under the caption "Investment Advisory and Other Services" in the Statement of Additional Information.

HEIN + ASSOCIATES LLP

Denver, Colorado
August 10, 1998